Exhibit 4.41

EXECUTION VERSION

MCE FINANCE LIMITED

as Issuer

and

THE SUBSIDIARY GUARANTORS AS SPECIFIED HEREIN

US$1,000,000,000

5.00% Senior Notes due 2021

PURCHASE AGREEMENT

9/F, Central Tower

28 Queen’s Road Central

Hong Kong

PURCHASE AGREEMENT

January 29, 2013

Each of the institutions named in Schedule A hereto (each, an “Initial Purchaser” and, collectively, the “Initial Purchasers”)

Ladies and Gentlemen:

MCE Finance Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Issuer”), confirms its agreement with the Initial Purchasers with respect to the issuance and sale by the Issuer and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in Schedule A hereto of US$1,000,000,000 aggregate principal amount of the Issuer’s 5.00% Senior Notes due 2021 (the “Notes”), subject to the terms and conditions set forth in this purchase agreement (this “Agreement”). The Notes are to be issued pursuant to an indenture (the “Indenture”), dated as of the Closing Date (as defined below), among the Issuer, Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and certain of the subsidiaries of the Issuer listed on Schedule B hereto (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”).

The Issuer’s obligations under the Notes, including the due and punctual payment of interest on the Notes, will be jointly, severally and unconditionally guaranteed on a senior basis by each of the Subsidiary Guarantors pursuant to the Indenture.

As used herein, the term “Notes” shall include the guarantees thereof (the “Guarantees”) by the Subsidiary Guarantors, unless the context otherwise requires, and this Agreement, the Indenture, the Notes and any other documents entered into in connection with the offer and sale of the Notes are referred to herein as the “Operative Documents.”

The offer of the Notes by the Initial Purchasers is herein called the “Offering.” All references to “U.S. dollars” or “US$” herein are to United States dollars. In connection with the Offering, the Issuer has made a listing application to, and approval-in-principle has been obtained from, the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing on the SGX-ST of the Notes.

The Issuer understands that the Initial Purchasers propose to make the Offering on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Notes to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Notes are to be offered and sold through the Initial Purchasers without being registered under the United States Securities Act of 1933 (as amended, the “1933 Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Notes and the Indenture, investors that acquire Notes may only resell or otherwise transfer such Notes (A) (i) if such Notes are hereafter registered under the 1933 Act or (ii) if an exemption from the registration requirements of the 1933 Act is available for such resale or transfer (including, without limitation, the exemptions afforded by Rule 144A under the 1933 Act (“Rule 144A”), or Regulation S under the 1933 Act (“Regulation S”) and (B) in compliance with transfer restrictions set forth in the Offering Memorandum under the caption “Transfer Restrictions”.

In connection with the sale of the Notes, the Issuer confirms that it has prepared and delivered to each of the Initial Purchasers copies of a preliminary offering memorandum dated January 28, 2013 (the “Preliminary Offering Memorandum”) and final pricing supplement, in the form attached hereto as Schedule D (the “Pricing Supplement”) and that it will prepare and deliver to each of the Initial Purchasers, dated the date hereof, a final offering memorandum (the “Final Offering Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Notes. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including, without limitation, exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Issuer to each of the Initial Purchasers in connection with their solicitation of purchases of, or offering of the Notes.

For purposes of this Agreement:

“Gaming License” means a license for operating games of chance and other casino games in Macau, pursuant to a valid subconcession contract.

“Material Contracts” means each of (i) the Subconcession Contract dated September 8, 2006 between Wynn Resorts (Macau), S.A. and Melco Crown Gaming (Macau) Limited (previously known as Melco PBL Gaming (Macau) Limited and before that as PBL Entertainment (Macau) Limited) (“MC Gaming”); (ii) the US$1.75 billion Senior Secured Term Loan and Revolving Credit Facilities Agreement dated September 5, 2007 for MC Gaming (as Original Borrower) arranged by Australia and New Zealand Banking Group Limited, Bank of America, N.A., Bank of China Limited, Macau Branch, Commerz Bank AG and Deutsche Bank AG, Singapore Branch (as coordinating lead arrangers and bookrunners) with Deutsche Bank AG, Hong Kong Branch (as agent) and DB Trustees (Hong Kong) Limited (acting as security agent), as amended by transfer agreements dated October 17, 2007 and December 4, 2007, a supplemental deed dated November 19, 2007, amendment agreements dated December 7, 2007, September 1, 2008, December 1, 2008, May 10, 2010 and June 22, 2011 (the “Fifth Amendment”), and all finance and security documents related thereto (together, the “SFA”) and the subconcession bank guarantee request letter, dated September 1, 2006, issued by MC Gaming and the bank guarantee number 269/2006, dated September 6, 2006, extended by Banco Nacional Ultramarino, S.A. in favour of the Macau SAR Government at the request of MC Gaming and all finance and security documents related thereto; (iii) the Subordination Deed dated September 13, 2007 between MC Gaming and Others (as Subordinated Creditors), MC Gaming and Others (as Obligors) and DB Trustees (Hong Kong) Limited (as Security Agent); (iv) the Order of the Secretary for Public Works and Transportation No. 20/2006 with respect to the grant by the Macau government of a lease for Altira Macau (previously known as Crown Macau); (v) the Services and Right to Use Agreement dated May 11, 2007 (a supplemented) between Studio City Entertainment Limited (previously known as New Cotai Entertainment (Macau) Limited) and MC Gaming; (vi) the Hotel Taipa Square Right to Use Agreement dated June 12, 2008 between Hotel Taipa Square (Macau) Company Limited and MC Gaming; (vii) the Management Agreement for Grand Hyatt Macau dated August 30, 2008 between Melco Crown COD (GH) Hotel Limited and Hyatt of Macau Ltd.; (viii) the Hotel Trademark License Agreement dated January 22, 2007 between Hard Rock Holdings Limited and Melco Hotels and Resorts (Macau) Limited, as novated to Melco Crown COD (HR) Hotel Limited on August 30, 2008; (ix) the Memorabilia Lease (Casino) dated January 22, 2007 between Hard Rock Cafe International (STP), Inc. and MC Gaming; (x) the Memorabilia Lease (Hotel) dated January 22, 2007 between Hard Rock Café International (STP), Inc. and Melco Hotels and Resorts (Macau) Limited, as novated to Melco Crown COD (HR) Hotel Limited on August 30, 2008; (xi) the Loan Agreement dated September 5, 2007 between MC Gaming and MPEL Investments Limited; (xii) the Loan Agreements dated April 15, 2008, November 7, 2008 and May 1, 2009 between MPEL Investments Limited and MPEL International Limited; (xiii) the Gaming Promotion Agreement dated March 30, 2009 between MC Gaming, Jin Jun Gaming Promotion Company Limited and Chan Meng Kam as amended by an amendment agreement dated April 27, 2010; (xiv) the Operating Agreement dated August 29, 2008 between Melco Crown (COD) Developments Limited and DFS Cotai Limitada; (xv) the Order of the Secretary for Public Works and Transportation No. 25/2008 as amended by the Order of the Secretary for Public Works and Transportation No. 45/2010 with respect to the grant by the Macau SAR of a lease for the City of Dreams property; and (xvi) all amendments, variations, modifications and supplements of the documents referred to in (i) through (xv) above.

SECTION 1. Representations and Warranties by the Issuer and the Subsidiary Guarantors.

Each of the Issuer and the Subsidiary Guarantors represents and warrants to each Initial Purchaser as of the date hereof and, as of the Closing Date referred to in Section 2(b) hereof, and agrees with each Initial Purchaser, as follows:

(i) Disclosure Package and Final Offering Memorandum. As of the Applicable Time (as defined below), neither (x) the Offering Memorandum as supplemented by the Pricing Supplement, that has been prepared and delivered by the Issuer to each Initial Purchaser in connection with their solicitation of offers to purchase Notes, all considered together (collectively, the “Disclosure Package”), nor (y) any individual Supplemental Offering Materials (as defined below), when considered together with the Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Applicable Time” means the time when sales of the Notes were first made.

“Supplemental Offering Materials” means any “written communication” (within the meaning of the rules and regulations promulgated under the 1933 Act by the U.S. Securities and Exchange Commission (the “Commission”)), prepared by or on behalf of the Issuer, or used or referred to by the Issuer, that constitutes an offer to sell or a solicitation of an offer to buy the Notes other than the Offering Memorandum or amendments or supplements thereto (including the Pricing Supplement), including, without limitation, any road show relating to the Notes that constitutes such a written communication.

As of its date of issue and as of the Closing Date, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the representations, warranties and agreements made in the first and third paragraphs of this Section 1(i) shall not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum or any amendments or supplements thereto made in reliance upon and in conformity with information furnished to the Issuer in writing by an Initial Purchaser expressly for use in the Disclosure Package or the Final Offering Memorandum or any amendments or supplements thereto. For the avoidance of doubt, such information shall be limited to such Initial Purchaser’s name as set forth in the first sentence of the first paragraph under the sub-section “Plan of Distribution—Price Stabilization and Short Positions” in the Disclosure Package and Final Offering Memorandum.

(ii) Existence. The Issuer and each of its subsidiaries has been duly incorporated and is existing and (where such concept is applicable) in good standing under the laws of the jurisdiction of its incorporation or establishment, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure Package and the Final Offering Memorandum and to enter into, execute and perform its obligations under the Operative Documents to which it is a party, and is duly qualified to do business as a foreign corporation (where such concept is applicable) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified in any such jurisdiction would not, individually or collectively, have a material adverse effect on the condition (financial or other), business, properties, business prospects or results of operations of the Issuer and its subsidiaries taken as a whole (“Material Adverse Effect”).

(iii) Subsidiaries. The Issuer does not have any subsidiaries other than the ones listed on Schedule C. Each subsidiary of the Issuer has been duly incorporated and is existing and (where such concept is applicable) in good standing under the laws of the jurisdiction of its incorporation or establishment, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure Package and the Final Offering Memorandum; and each subsidiary of the Issuer is duly qualified to do business as a foreign corporation (where such concept is applicable) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or collectively, have a Material Adverse Effect; all of the issued and outstanding authorised shares of each subsidiary of the Issuer has been duly authorized and validly issued and is fully paid and non-assessable; and the authorised shares of each subsidiary owned by the Issuer, directly or through subsidiaries, is owned free from liens, encumbrances and defects. The statements and the diagrams set forth in the Disclosure Package and Final Offering Memorandum under the section “Summary—Corporate Structure and Certain Financing Arrangements,” insofar as they purport to describe the ownership interests of the Issuer and its subsidiaries are accurate and fair in all material respects.

(iv) Share Capital. The authorized, issued and outstanding shares of the Issuer is as set forth in the Disclosure Package and the Final Offering Memorandum in the column entitled “Actual” under the caption “Capitalization”; all outstanding shares of the Issuer have been duly authorized; and the shareholders of the Issuer have no preemptive rights with respect to the authorised shares.

(v) Registration Rights. There are no contracts, agreements or understandings between the Issuer or any of its subsidiaries and any person granting such person the right to require the Issuer or such subsidiary to file a registration statement under the 1933 Act with respect to any securities of the Issuer or any of its subsidiaries owned by such person or to require the Issuer or any of its subsidiaries to include such securities in the Notes registered pursuant to a registration statement or in any securities being registered pursuant to any other registration statement filed by the Issuer under the 1933 Act.

(vi) Absence of Further Requirements. No consent, approval, or order of, clearance by, or filing or registration with, any person (including any governmental agency or body or any court or any stock exchange) is required to be obtained or made by the Issuer or any of its subsidiaries for the consummation by the Issuer or such subsidiary of the transactions contemplated by the Operative Documents, the Disclosure Package and the Final Offering Memorandum except (A) such as may be required under the blue sky or similar laws of any jurisdiction in connection with the purchase and distribution of the Notes by the Initial Purchasers in the manner contemplated in the Operative Documents, the Disclosure Package and the Final Offering Memorandum and (B) such as may be required by the SGX-ST in connection with its granting approval-in-principle for the listing and quotation of the Notes when such approval is obtained.

(vii) Title to Property. The Issuer and its subsidiaries have good and marketable title to all real property and all other property and assets owned by them as are necessary to the conduct of their respective businesses in the manner described in the Disclosure Package and the Final Offering Memorandum, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them, and the Issuer and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them and except for such liens, charges, encumbrances, defects, claims, options or restrictions which, individually or in the aggregate, would not have a Material Adverse Effect.

(viii) Compliance. Neither the Issuer nor any of its subsidiaries is (A) in violation of its respective constitutional documents, (B) in default of the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed or trust, loan or credit agreement, note, license, lease or other agreement or instrument, including, without limitation, each Material Contract (as defined above) to which the Issuer or any of its subsidiaries is a party or by which it may be bound, or to which any of the properties or assets of the Issuer or any of its subsidiaries may be subject (and no event has occurred which, with the giving of notices or lapse of time or both, would constitute such default) or (C) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or such subsidiary or any of its properties, as applicable, except, in the case of (B) and (C) only, any defaults or violations which, individually and collectively, would not have a Material Adverse Effect.

(ix) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of each Operative Document and the consummation of the transactions contemplated herein, the issuance and sale of the Notes and the application of the proceeds from the sale of the Notes, as described in the Offering Memorandum under the caption “Use of Proceeds” and compliance by the Issuer and its subsidiaries with their obligations hereunder, do not and will not result in (A) a violation of the respective constitutional documents of the Issuer or any of its subsidiaries, (B) a violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of its subsidiaries or any of their properties, or (C) a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or any of its subsidiaries pursuant to, the constitutional documents of the Issuer or any of its subsidiaries, any statute, rule, regulation or order of any governmental agency or body or any court, arbitrator or other authority, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their properties, or any agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the properties of the Issuer or any of its subsidiaries is subject; except in the case of (B) and (C) above, where any such breach, violation, contravention, default, lien, charge or encumbrance would not, individually or in the aggregate, have a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Issuer or any of its subsidiaries, or that would prevent the satisfaction of, or defeat any condition to drawdown or other requirement under any contract related to indebtedness or otherwise adversely affect the availability to the Issuer or any of its subsidiaries of financing contemplated thereby.

(x) Licenses. The Issuer and its subsidiaries possess, and are in compliance with the terms of, all material licenses, certificates, authorizations, and franchise permits (collectively, “Licenses”) issued by appropriate governmental agencies or bodies necessary to the conduct of the business now operated by them or proposed in the Disclosure Package and the Final Offering Memorandum to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any License that, if determined adversely to the Issuer or any of its subsidiaries would, individually or in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, MC Gaming holds a valid and subsisting Gaming License which is and remains in full force and effect and which validly authorizes MC Gaming to carry on the gaming business as is and is proposed to be conducted by them and on the terms and conditions, in each case as described in the Disclosure Package and the Final Offering Memorandum, and no notice of any proceeding or claim or action for the invalidation, revocation, cancellation or imposition of any further condition or requirement of or in connection with the Gaming License has occurred or, to the best knowledge of the Issuer, is threatened.

(xi) Absence of Labor Dispute. No labor dispute with the employees of the Issuer or any of its subsidiaries exists or, to the knowledge of the Issuer or any of its subsidiaries, is imminent, and neither the Issuer nor any of its subsidiaries is aware of any existing or imminent labor disturbance by the employees of any of the Issuer’s or such subsidiaries principal suppliers, contractors or customers, that, in any such case described in this Section 1(xi), would have a Material Adverse Effect.

(xii) Possession of Intellectual Property. The Issuer and its subsidiaries own, possess or can acquire on reasonable terms, material trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated or proposed to be operated by them or presently employed or proposed to be employed by them, and if such business is described in the Disclosure Package and the Final Offering Memorandum, as described in the Disclosure Package and the Final Offering Memorandum. Neither the Issuer nor any of its subsidiaries has received any notice or communication of infringement of or conflict with asserted rights of others with respect to any intellectual property rights of others that, if determined adversely to the Issuer or any of its subsidiaries would, individually or in the aggregate, have a Material Adverse Effect.

(xiii) Offering Memorandum. The statements set forth in the Offering Memorandum (i) under the sections headed “Description of Notes” and “Description of Other Material Indebtedness,” insofar as they purport to constitute a summary of the material terms of the Notes and the material indebtedness of the Issuer, respectively, and (ii) under the sections headed “Plan of Distribution” and “Taxation” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and fair in all material respects.

(xiv) Environmental Laws. Neither the Issuer nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances or relating to the safety of employees in the workplace (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation or proceeding (“Proceeding”) relating to any environmental laws, which violation, contamination, liability or Proceeding would, individually or in the aggregate, have a Material Adverse Effect; and neither the Issuer nor any of its subsidiaries is aware of any pending hearing or investigation which would lead to such a claim.

(xv) Insurance. The Issuer and its subsidiaries maintain insurance in such amounts and covering such risks as the Issuer and each subsidiary reasonably considers adequate for the conduct of its business and as is customary for companies engaged in similar businesses in similar industries and in similar locations, all of which insurance is in full force and effect. There are no material claims by the Issuer or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Issuer nor any of its subsidiaries has a reason to believe that it will not be able to renew its existing renewable insurance as and when such coverage expires or will not be able to obtain replacement insurance adequate for the conduct of the business and the value of its properties at a cost that would not have a Material Adverse Effect.

(xvi) Statistical and Market-Related Data. Any third-party statistical and market-related data included in the Disclosure Package or the Final Offering Memorandum are based on or derived from sources that the Issuer believes to be reliable and accurate.

(xvii) Absence of Accounting Issues. A member of the Board has confirmed that since December 31, 2011, the Board has not reviewed or investigated, and neither the Issuer’s independent auditors nor the audit committee of the Issuer’s parent has made any formal recommendation that the Board review or investigate, adding to, deleting, changing the application of, or changing the Issuer’s disclosure in any material way with respect to the Issuer’s material accounting policies.

(xviii) Taxes. No taxes, imposts or duties of any nature (including, without limitation, stamp or other issuance or transfer taxes or duties and capital gains, income, withholding or other taxes) are payable by or on behalf of the Initial Purchasers to the governments of the Cayman Islands or Macau or, in each case, any political subdivision or taxing authority thereof or therein in connection with (A) the execution and delivery of the Operative Documents, except Cayman Islands stamp duty will be payable if originals of the Operative Documents are executed or brought into the Cayman Islands, (B) the creation, issue or delivery of the Notes pursuant hereto and the sale thereof and the giving of the Guarantees by the Subsidiary Guarantors, (C) the consummation of the transactions contemplated by this Agreement or (D) except as disclosed in the Disclosure Package and the Final Offering Memorandum under the heading “Taxation,” the resale and delivery of such Notes by the Initial Purchasers in the manner contemplated in the Disclosure Package and the Final Offering Memorandum.

(xix) Filing of Tax Returns. Each of the Issuer and its subsidiaries has filed on a timely basis all necessary tax returns, reports and filings (except in any case in which the failure to file on a timely basis would not have a Material Adverse Effect), and all such returns, reports or filings are true, correct and complete in all material aspects, and are not the subject of any disputes with revenue or other authorities, and to the Issuer’s knowledge there are no circumstances giving rise to, or which could give rise to, such disputes. None of the Issuer or its subsidiaries is delinquent in the payment of any taxes due thereunder or has any knowledge of any tax deficiency which might be assessed against any of them, which, if so assessed, would have a Material Adverse Effect.

(xx) Litigation. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Issuer, any of its subsidiaries or any of their respective properties that, if determined adversely to the Issuer or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or which would have a material impact on the sale of the Notes; and to the Issuer’s and each of its subsidiaries’ best knowledge, no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or contemplated.

(xxi) Auditors. Deloitte Touche Tohmatsu (“Deloitte”), who certified the financial statements and the supporting schedules included in the Disclosure Package and the Final Offering Memorandum, are independent public accountants of the Issuer.

(xxii) Financial Statements. The consolidated financial statements of the Issuer and its consolidated subsidiaries, together with the applicable related notes, included in the Disclosure Package and the Final Offering Memorandum present fairly the consolidated financial position of the Issuer and its consolidated subsidiaries at the dates indicated and their consolidated statement of operations, stockholders’ equity and cash flows for the periods specified. Such consolidated financial statements of the Issuer and its consolidated subsidiaries have been prepared in conformity with generally accepted accounting principles applied on a consistent basis in the United States of America (“U.S. GAAP”) throughout the periods involved. The selected financial data and the summary financial information included in the Disclosure Package and the Final Offering Memorandum present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Disclosure Package and the Final Offering Memorandum and the other financial information included in the Disclosure Package and the Final Offering Memorandum has been derived from the accounting records of the Issuer and its subsidiaries and presents fairly the information shown thereby.

(xxiii) No Material Adverse Change in Business. Since the date of the period covered by the latest financial statements included in the Disclosure Package and the Final Offering Memorandum, neither the Issuer nor any of its subsidiaries has (i) incurred, assumed or acquired any material liability (including contingent liability) or other material obligation, (ii) received written notice of any (a) cancellation, termination, breach, violation or revocation of, or imposition or inclusion of additional conditions or requirements with respect to the Gaming License, (b) cancellation, termination, breach, violation or revocation of any Material Contract, or (c) material Debt Repayment Triggering Event, (iii) acquired or disposed of or agreed to acquire or dispose of any business or any other asset material to the Issuer and its subsidiaries taken as a whole, (iv) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matter identified in clauses (i) through (iii) above, or (v) sustained any material loss or interference with its business from fire, explosion or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and since the respective dates as of which information is given in the Disclosure Package and the Final Offering Memorandum, there has been no change, nor any development or event that would have a Material Adverse Effect. Except as disclosed in or contemplated by the Disclosure Package and the Final Offering Memorandum, there has been no dividend or distribution of any kind declared, paid or made by the Issuer on any class of its authorised shares and there has been no material adverse change in the authorised shares, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Issuer and its subsidiaries.

(xxiv) Management’s Discussion and Analysis of Financial Condition and Results of Operations. The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Disclosure Package and the Final Offering Memorandum accurately and fully describes in all material respects (A) accounting policies which the Issuer believes are the most important in the portrayal of the financial condition and results of operations of the Issuer and its consolidated subsidiaries and which require management’s most difficult, subjective or complex judgments (“critical accounting policies”); (B) judgments and uncertainties affecting the application of critical accounting policies; and (C) explanation of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.

(xxv) No Prohibition on Subsidiaries from Paying Dividends or Making Other Distributions. Except as otherwise disclosed or contemplated in the Disclosure Package and the Final Offering Memorandum, no subsidiary of the Issuer is currently prohibited, directly or indirectly, (i) from paying any dividends to the Issuer, (ii) from making any other distribution on such subsidiary’s authorised shares, (iii) from repaying to the Issuer any loans or advances to such subsidiary from the Issuer or (iv) from transferring any of such subsidiary’s property or assets to the Issuer or any other subsidiary of the Issuer; provided that in the case of clause (iv) only, it is acknowledged that the transfer of gaming assets by MC Gaming and of casinos and/or gaming areas will be subject to the compliance of the Gaming License and related requirements under Macau law.

(xxvi) Investment Company Act. (i) None of the Issuer or the Subsidiary Guarantors is required to register, and after giving pro forma effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Offering Memorandum, would be required to register, as an investment company under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”).

(xxvii) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Issuer or any of its subsidiaries, on the one hand, and the directors, officers, shareholders, customers, suppliers or other affiliates of the Issuer or any of its subsidiaries, on the other hand, that is required to be described in the Disclosure Package and the Final Offering Memorandum that is not so described.

(xxviii) Stabilization Activities. None of the Issuer or the subsidiaries, their respective Affiliates (as defined below) or any person acting on its or their behalf, has taken or will take, directly or indirectly, any action for the purpose of stabilizing or manipulating the price of any security to facilitate the sale or resale of the Notes in violation of any applicable law, provided, however, that this provision shall not apply to any trading or stabilization activities conducted by the Initial Purchasers.

(xxix) Choice of Law. The agreement of each of the Issuer and the Subsidiary Guarantors to the choice of law provisions set forth in Section 19 of this Agreement will be recognized by the courts of the Cayman Islands and Macau and are legal, valid and binding; each of the Issuer and the Subsidiary Guarantors can sue and be sued in its own name under the laws of the Cayman Islands and Macau; the irrevocable submission by the Issuer and the Subsidiary Guarantors to the jurisdiction of a New York court and the appointment of Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as its authorized agent for the purpose described in Section 19 of this Agreement is legal, valid and binding; service of process effected in the manner set forth in Section 19 of this Agreement will be effective to confer valid personal jurisdiction over the Issuer and the Subsidiary Guarantors; and, except as disclosed in the Disclosure Package and the Final Offering Memorandum, a judgment obtained in a New York court arising out of or in relation to the obligations of the Issuer and the Subsidiary Guarantors under this Agreement would be enforceable against the Issuer and the Subsidiary Guarantors in the courts of the Cayman Islands and Macau, in each case, without further review of the merits.

(xxx) Compliance with Certain Laws and Regulations. None of the Issuer, any of its subsidiaries or any director, officer, agent, employee or other person has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any government official or employee from corporate funds. Each of the Issuer, its subsidiaries, its affiliates and any of their respective officers, directors, supervisors, managers, agents, or employees, has not violated, and the Issuer operates its business in compliance with, all applicable: (a) anti-bribery laws, including but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other law, rule or regulation of similar purpose and scope, (b) any applicable anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code sections 1956 and 1957, the U.S. Patriot Act, the U.S. Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (c) laws and regulations of the United States and other countries or bodies imposing economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the Iran Sanctions Act, as amended, the National Defense Authorization Act for Fiscal Year 2012, the Iran Threat Reduction and Syria Human Rights Act of 2012, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, including but not limited to, Executive Order 13590 and Executive Order 13622, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended and any other regulations issued by the Office of Foreign Assets control of the United States Treasury Department, any sanctions imposed by the United Kingdom, the United Nations, Her Majesty’s Treasury, the European Union or any orders or licenses issued under any of the above.

(xxxi) Forward-Looking Statements. Each “forward-looking statement” (within the meaning of Section 27A of the Act and Section 21E of the U.S. Securities Exchange Act of 1934 Act (the “1934 Act”)) included or incorporated by reference in the Disclosure Package or the Final Offering Memorandum has been made or reaffirmed by the Issuer with a reasonable basis, in good faith and based on sound and reasonable assumptions.

(xxxii) Authorization of this Agreement. The Issuer and each of the Subsidiary Guarantors have all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Issuer and each Subsidiary Guarantor.

(xxxiii) Authorization of the Notes. The Notes have been duly authorized and, at the Closing Date, will have been duly executed by the Issuer and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the Purchase Price (defined below) therefor as provided in this Agreement, will constitute legal, valid and binding obligations of the Issuer, except that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture, will be consistent with the information in the Disclosure Package and will conform to the description thereof contained in the Final Offering Memorandum.

(xxxiv) Authorization of the Indenture and the Guarantees. Each of the Indenture and the Guarantees has been duly authorized by the Issuer and the Subsidiary Guarantors, and, when executed and delivered by the Issuer and the Subsidiary Guarantors (assuming the due authorization, execution and delivery by the Initial Purchasers), will constitute a legal, valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(xxxv) No Qualification under Trust Indenture Act. In connection with the offer, sale and delivery of the Notes to Initial Purchasers in the manner contemplated by this Agreement, no qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (the “TIA”) is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the resales thereof by the Initial Purchasers.

(xxxvi) Payments without Withholding. Except as described in the Disclosure Package and Final Offering Memorandum, all payments on the Notes will be made by the Issuer and the Subsidiary Guarantors without withholding or deduction for or on account of any and all taxes, duties or other charges for or on account of taxation (including, without limitation, income taxes) imposed by the Cayman Islands or Macau, or, in each case, any political subdivision or taxing authority thereof or therein.

(xxxvii) Sovereign Immunity. None of the Issuer or any of its subsidiaries or any of their respective properties has any sovereign immunity from jurisdiction or suit of any court or from set-off or from any legal process or remedy (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Macau.

(xxxviii) Solvency. Immediately after the Closing Time, the Issuer and each of its subsidiaries will be Solvent. As used herein, the term “Solvent” means, with respect to the Issuer and each of its subsidiaries, on a particular date, that on such date (1) the fair market value of the assets of such entity is greater than the total amount of liabilities (including contingent liabilities) of the entity, (2) the present fair saleable value of the assets of such entity is greater than the sum of stated liabilities and identified contingent liabilities, (3) such entity is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, (4) such entity does not have unreasonably small capital, and (5) such entity is not unable to or has not been deemed to be unable to pay its debts as they fall due. No proceedings have been commenced by the Issuer or its subsidiaries for, nor has the Issuer or its subsidiaries passed resolutions or presented petitions for, and no judgment has been rendered for, the liquidation, bankruptcy, winding-up, administration or analogous event of the Issuer and each of its subsidiaries.

(xxxix) Undisclosed Liabilities. There are (i) no liabilities of the Issuer or any of its subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be set forth on a balance sheet in accordance with U.S. GAAP, and (ii) no existing situations or set of circumstances that would reasonably be expected to result in such a liability, in each case other than (x) as set forth in the Issuer’s consolidated financial statements as of September 30, 2012, (y) liabilities, situations or circumstances set forth in the Offering Memorandum, or (z) other undisclosed liabilities, situations or circumstances which would not, individually or in the aggregate, have a Material Adverse Effect.

(xl) Accounting Controls. The Issuer and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xli) Similar Offerings. None of the Issuer, any of its subsidiaries or any of its Affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”) or any other person acting on their behalf, has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any U.S. person (as defined in Regulation S), any security which is or would be integrated with the sale of the Notes in a manner that would require the Notes to be registered under the 1933 Act.

(xlii) Rule 144A Eligibility. The Notes are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system. Each of the Disclosure Package and Final Offering Memorandum, as of its date, contain all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the 1933 Act.

(xliii) No General Solicitation. None of the Issuer or its subsidiaries, their Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom no representation is made) has engaged or will engage, in connection with the offering of the Notes, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(xliv) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in this section and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Notes under the 1933 Act.

(xlv) No Directed Selling Efforts. With respect to those Notes sold in reliance on Regulation S, (A) none of the Issuer or its subsidiaries, their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer and its subsidiaries make no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Issuer, its subsidiaries and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer and its subsidiaries make no representation) has complied with and will comply with the offering restrictions requirement of Regulation S. The sale of the Notes and the Guarantees pursuant to Regulation S is not part of a plan or scheme to evade the registration provisions of the 1933 Act.

(xlvi) Foreign Private Issuer. The Issuer is a “foreign private issuer” as defined in Rule 405 under the 1933 Act.

(xlvii) ERISA Compliance. (A) The Issuer, its subsidiaries and “ERISA Affiliates” (as defined below) and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”), excluding any Foreign Plans (as defined below)) established or maintained by the Issuer, its subsidiaries or any ERISA Affiliate are in compliance with ERISA and the Code (as defined below) except as would not have a Material Adverse Effect. “ERISA Affiliate” means, with respect to the Issuer or its subsidiaries, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Issuer or such subsidiary is a member. No “reportable event” (as defined under Section 4043 of ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” subject to Title IV of ERISA established or maintained by the Issuer, its subsidiaries or any ERISA Affiliate, except as would not, individually or in the aggregate have a Material Adverse Effect. None of the Issuer, its subsidiaries or any ERISA Affiliate has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4975 or 4980B of the Code, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(B) With respect to any employee benefit plan, program or other arrangement providing compensation or benefits to any current or former employee, director, officer or consultant (or any dependent or beneficiary thereof) of the Issuer or its subsidiaries that is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable laws, (ii) except as would not reasonably be expected to result in a material liability to the Issuer or any of its Subsidiaries, if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) except as would not reasonably be expected to result in a material liability to the Issuer or any of its subsidiaries, if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be expected to be imposed upon the assets of the Issuer or any of its subsidiaries by reason of such Foreign Plan.

(xlviii) Sale Proceeds. None of the transactions contemplated by this Agreement (including without limitation, the use of the proceeds from the sale of the Notes), will violate or result in a violation of Section 7 of the 1934 Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

SECTION 2. Sale and Delivery to Initial Purchasers; Closing.

(a) Notes. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Issuer agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser severally and not jointly, agrees to purchase from the Issuer, at the purchase price of 100% (consisting of the purchase price for the Notes net the underwriting commission thereon) of the principal amount thereof (the “Purchase Price”), the aggregate principal amount of Notes set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Notes which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 10 hereof.

(b) Payment of Purchase Price, Initial Purchaser Commission and Fees. Payment of the Purchase Price for the Notes shall be made by the Initial Purchasers, in U.S. dollars in immediately available funds by wire transfer to the account of the Issuer notified to the Representative (as defined below) at least two business days before 9:30 A.M. New York City time on February 7, 2013 (the “Closing Date”), or at least two business days before such other date, not later than seven calendar days after the foregoing date, as shall be agreed upon by the Representative and the Issuer (such time and date of payment being herein called the “Closing Time”). The Initial Purchasers shall be entitled to offset from the payment of the Purchase Price for the Notes the costs and expenses which the Issuer and the Subsidiary Guarantors have agreed to pay pursuant to Section 4 of this Agreement pursuant to the expense side letter entered into by the Initial Purchasers with MCE Finance Limited, dated January 29, 2013 (the “Expense Side Letter”).

Payment shall be made to the Issuer against delivery to the Initial Purchasers for the respective accounts of the several Initial Purchasers or the accounts of the persons procured by the Initial Purchasers to purchase the Notes. Each Initial Purchaser shall accept delivery of, receipt for, and make payment of the Purchase Price for, the Notes which it has agreed to purchase or for which it has agreed to procure the purchase. Each of the Initial Purchasers, may (but shall not be obligated to) make payment of the Purchase Price for the Notes to be purchased by any persons procured by such Initial Purchaser, whose funds have not been received by the Closing Time.

(c) Delivery. The Issuer will deliver to the Initial Purchasers, against payment of the Purchase Price thereof pursuant to Section 2(b) above, the Notes to be purchased by the Initial Purchasers hereunder and to be offered and sold by each Initial Purchaser in reliance on Regulation S in the form of one or more global notes in definitive form (the “Regulation S Global Notes”) and registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), and deposited with the Trustee as custodian for DTC for the respective accounts of the DTC participants for Euroclear Bank S.A./N.V. (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”). The Issuer will deliver to the Initial Purchasers against payment of the Purchase Price thereof the Notes to be purchased by the Initial Purchasers hereunder and to be offered and sold by each Initial Purchaser in reliance on Rule 144A in the form of one or more global notes in definitive form (the “Rule 144A Global Notes”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Notes and the Rule 144A Global Notes shall be assigned separate CUSIP numbers. The Regulation S Global Notes and the Rule 144A Global Notes shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Offering Memorandum. Interests in the Regulation S Global Notes and the Rule 144A Global Notes will be held only in book-entry form through DTC except in the limited circumstances described in the Indenture when they may be exchanged for definitive certificated Notes.

(d) Stabilization. Deutsche Bank AG, Singapore Branch, as Stabilizing Manager (or any person duly appointed as acting for the Stabilizing Manager) may, to the extent permitted by applicable laws and regulations, over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail, but in doing so the Stabilizing Manager shall act as principal and not as agent of the Issuer. Each Initial Purchaser acknowledges that, in order to assist in the orderly distribution of the Notes, the Stabilizing Manager may, after consultation with the other Initial Purchasers, overallot in arranging subscriptions, sales and purchases of the Notes and may subsequently make purchases and sales of the Notes, in addition to the Purchase Percentage, in the open market or otherwise, on such terms as the Stabilizing Manager deems advisable. All such purchases, sales and overallotments shall be made in accordance with applicable law for the account of each Initial Purchaser, and may be reallocated among the Initial Purchasers in proportion to the ratio that each Initial Purchaser’s underwriting commitment bears to the aggregate principal amount of the Notes; provided, however, notwithstanding the foregoing, upon consultation by the Stabilizing Manager with the Initial Purchasers, each Initial Purchaser shall be responsible for managing its individual long or short position (the “Individual Position”) and may cover any short position, sell any long position and/or engage in hedging activities in respect of its Individual Position (collectively, the “Stabilizing Activities”). “Purchase Percentage” means the principal amount of Notes subscribed for by an Initial Purchaser as a ratio of the aggregate principal amount of the Notes. Each Initial Purchaser shall be liable for any loss, or entitled to any profit, arising from its own Stabilizing Activities and, for the avoidance of doubt, no Initial Purchaser shall be liable for the loss, or entitled to any profit, arising from the Stabilizing Activities of any other Initial Purchaser’s Individual Position. All Stabilizing Activities and any gains or losses arising therefrom shall be made in accordance with applicable law. Upon the aforementioned consultation by the Stabilizing Manager with the Initial Purchasers, any Stabilizing Activities may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but in no case later than the earlier of 30 days after the Closing Date and 60 days after the date of the allotment of the Notes.

SECTION 3. Covenants of the Issuer and the Subsidiary Guarantors. The Issuer and each Subsidiary Guarantor covenants with each Initial Purchaser as follows:

(a) Disclosure Package and Offering Memorandum. During the period from the date hereof to that indicated in Section 3(b)(ii) below, the Issuer, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Disclosure Package and Final Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

(b) Notice and Effect of Material Events. The Issuer will immediately notify each Initial Purchaser, and confirm such notice in writing, of (i) any filing made by the Issuer or any Subsidiary Guarantor of information relating to the offering of the Notes with any securities exchange or any other regulatory body in the applicable jurisdiction, and (ii) at any time prior to the completion of the resale of the Notes by the Initial Purchasers, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Issuer and its subsidiaries considered as one enterprise which (x) make any statement in the Disclosure Package, any Offering Memorandum or any Supplemental Offering Material false or misleading or (y) are not disclosed in the Disclosure Package or Offering Memorandum. In such event or if during such time any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, or if in the reasonable opinion of the Initial Purchasers or counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Offering Memorandum to comply with law, the Issuer will forthwith amend or supplement the Offering Memorandum by promptly preparing and furnishing, at its own expense, to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a person procured by an Initial Purchaser to purchase any Notes or a Subsequent Purchaser, not misleading or so that the Offering Memorandum, as amended or supplemented, will comply with law.

(c) Amendments and Supplements to the Offering Memorandum; Preparation of Pricing Supplement; Supplemental Offering Materials. The Issuer will promptly submit for review and approval to each Initial Purchaser any proposed amendment or supplement to the Disclosure Package and Offering Memorandum, such approval not to be unreasonably withheld or delayed. Neither the approval of the Initial Purchasers, nor the Initial Purchaser’s delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof. The Issuer represents and agrees that, unless it obtains the prior consent of the Representative, it has not made and will not make any offer relating to the Notes by means of any Supplemental Offering Materials.

(d) Qualification of Notes for Offer and Sale. The Issuer and the Subsidiary Guarantors will use their commercially reasonable best efforts, in cooperation with the Initial Purchasers and counsel for the Initial Purchasers, to qualify the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchasers may designate and will maintain such qualifications in effect as long as required for the sale of the Notes; provided, however, that neither Issuer nor any Subsidiary Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities or take any other action in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Issuer will advise the Initial Purchasers promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Issuer shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(e) DTC. The Issuer and the Subsidiary Guarantors will cooperate with the Initial Purchasers and use their best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of DTC and will assist the Initial Purchasers in obtaining the approval of DTC for “book-entry” transfer of the Notes in global form.

(f) Euroclear and Clearstream, Luxembourg. The Issuer and the Subsidiary Guarantors will cooperate with the Initial Purchasers and use their best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of Euroclear and Clearstream, Luxembourg and will assist the Initial Purchasers in obtaining the approval of Euroclear and Clearstream, Luxembourg for “book-entry” transfer of the Notes in global form.

(g) Use of Proceeds. The Issuer will apply the net proceeds received by it from the sale of the Notes in the manner specified in the Offering Memorandum under “Use of Proceeds” and will not use such net proceeds for any purpose that would be subject to sanction under any of the laws, rules or regulations described in clause (xxx) of Section 1 hereof.

(h) Restriction on Sale of Securities. For a period of 90 days from the date of this Agreement, the Issuer and each of the Subsidiary Guarantors agree not to, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition in the future of), any debt securities of the Issuer or any of the Subsidiary Guarantors with terms substantially similar (including having equal rank) to the Notes (other than the Notes and the sale or issuance of convertible bonds by a parent company or Affiliate of the Issuer), except with the prior consent of the Representative.

(i) Listing on Securities Exchange. The Issuer will use commercially reasonable efforts to have the Notes listed or admitted to trading on the SGX-ST.

(j) Investment Company. The Issuer shall not invest, or otherwise use the proceeds received by the Issuer from its sale of the Notes in such a manner as would require the Issuer or any Subsidiary Guarantor to register as an investment company under the Investment Company Act.

(k) Stabilization and Manipulation. In connection with the issuance and sale of the Notes, until the Initial Purchasers have notified the Issuer and the other Initial Purchasers of the completion of the placement and resales of the Notes by the Initial Purchasers, none of the Issuer, any Subsidiary Guarantor or any of their respective Affiliates has taken, nor will any of them take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes. Except as permitted by the 1933 Act, none of the Issuer or the Subsidiary Guarantors will distribute any offering material, other than the Offering Memorandum, in connection with the resales of the Notes.

SECTION 4. Payment of Expenses.

The Issuer and the Subsidiary Guarantors will pay the expenses of the Initial Purchasers as agreed in the Expense Side Letter, and the Representative, on behalf of the Initial Purchasers, shall be entitled to deduct such amounts from the Purchase Price of the Notes as provided in Section 2(b) hereof.

SECTION 5. Conditions of Initial Purchasers’ Obligations.

The obligations of the several Initial Purchasers to purchase and pay for, or procure the purchase of and payment for, the Notes hereunder are subject to the accuracy of the representations and warranties of the Issuer and the Subsidiary Guarantors contained in Section 1 hereof, as of the date hereof and as of the Closing Date, or in certificates of any officer or director of the Issuer and the Subsidiary Guarantors, delivered pursuant to the provisions hereof, to the performance by the Issuer and the Subsidiary Guarantors of their respective covenants and other obligations hereunder, and to the following further conditions (any of which may be waived by the Representative):

(a) Opinion of U.S. Counsel for the Issuer and the Subsidiary Guarantors. At the Closing Time, the Representative on behalf of the Initial Purchasers shall have received (x) the opinion and (y) the 10b-5 disclosure letter, dated as of the Closing Time, of Latham & Watkins, U.S. counsel for the Issuer and the Subsidiary Guarantors, substantially in the form attached as Exhibit A hereto.

(b) Opinion of Cayman Islands Counsel for the Issuer. At the Closing Time, the Representative on behalf of the Initial Purchasers shall have received the opinion, dated as of the Closing Time, of Walkers, special Cayman Islands counsel for the Issuer, substantially in the form attached as Exhibit B hereto.

(c) Opinion of Macau Counsel for the Issuer. At the Closing Time, the Representative on behalf of the Initial Purchasers shall have received the opinion, dated as of the Closing Time, of Manuela António Lawyer and Notaries, special Macau counsel for the Issuer, substantially in the form attached as Exhibit C hereto.

(d) Opinion of Special Counsel for the Issuer. At the Closing Time, the Representative on behalf of the Initial Purchasers shall have received the opinion, dated as of the Closing Time, of Ashurst LLP, special counsel for the Issuer with respect to English law matters, substantially in the form attached as Exhibit D hereto.

(e) Opinion of U.S. Counsel for the Initial Purchasers. At the Closing Time, the Representative on behalf of the Initial Purchasers shall have received (x) the opinion and (y) the 10b-5 disclosure letter, dated as of the Closing Time, of White & Case, U.S. counsel for the Initial Purchasers, in form and substance satisfactory to the Representative.

(f) Opinion of Cayman Islands Counsel for the Initial Purchasers. At the Closing Time the Representative on behalf of the Initial Purchasers shall have received the opinion, dated as of the Closing Time, of Maples and Calder, special Cayman Islands counsel for the Initial Purchasers, in form and substance satisfactory to the Representative.

(g) Opinion of Macau Counsel for the Initial Purchasers. At the Closing Time, the Representative on behalf of the Initial Purchasers shall have received the opinion, dated as of the Closing Time, of Henrique Saldanha, Advogados e Notàrios, special Macau counsel for the Initial Purchasers, in form and substance satisfactory to the Representative.

(h) Compliance Certificate of the Issuer and the Subsidiary Guarantors. At the Closing Time, the Representative on behalf of the Initial Purchasers shall have received a certificate signed by an executive officer or director of the Issuer and the Subsidiary Guarantors, dated as of the Closing Time, to the effect that (i) since the date of the most recent financial statements included in the Disclosure Package, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has a Material Adverse Effect, (ii) the representations and warranties of the Issuer and the Subsidiary Guarantors in Section 1 hereof are true and correct in all material respects with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Issuer and the Subsidiary Guarantors have complied in all material respects with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Time.

(i) Comfort Letter of the Accountants. At the time of the execution of this Agreement, the Representative on behalf of the Initial Purchasers shall have received from Deloitte a letter dated such date, in form and substance satisfactory to the Representative, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Initial Purchasers, delivered according to Statement of Auditing Standards No. 72 (or any successor bulletins), with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(j) Bring-down Comfort Letter. At the Closing Time, the Representative on behalf of the Initial Purchasers shall have received from Deloitte a letter, dated as of the Closing Time, to the effect that Deloitte reaffirms the statements made in its letters furnished pursuant to subsection (i) of this Section 5, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(k) Approval of Listing. At the Closing Time, the Notes shall have been approved in principle for listing on the SGX-ST, subject only to official notice of issuance.

(l) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) in the judgment of the Initial Purchasers, there shall not have occurred any event or development, and no information shall have become known, that, individually or in the aggregate, would have a Material Adverse Effect (“Material Adverse Change”); and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities of the Issuer or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436 under the 1933 Act.

(m) DTC. At the Closing Time, the Notes shall be eligible for clearance and settlement through DTC.

(n) Operative Documents. With respect to any Operative Document to be executed at Closing Time, each of the parties thereto shall have entered into each such Operative Document to which each is a party. The Initial Purchasers shall have received copies of each executed Operative Document.

(o) Additional Documents. On or before the Closing Time, the Representative on behalf of the Initial Purchasers or counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Issuer and the Subsidiary Guarantors in connection with the issuance and sale of the Notes as herein contemplated shall be reasonably satisfactory in form and substance in all material respects to the Initial Purchasers and counsel for the Initial Purchasers.

(p) Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled in all material respects when and as required to be fulfilled, this Agreement may be terminated by the Representative on behalf of the Initial Purchasers by notice to the Issuer at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7 and 8 shall survive any such termination and remain in full force and effect.

The documents required to be delivered by this Section 5 will be delivered at the offices of White & Case, counsel for the Initial Purchasers, at 9th Floor, Central Tower, 28 Queen’s Road, Central, Hong Kong.

SECTION 6. Offers and Sales of the Notes.

(a) Offer and Sale Procedures. The Initial Purchasers hereby establish and agree to observe the following procedures in connection with the offer and sale of the Notes:

(i) Offers and Sales only to Qualified Institutional Buyers in the United States or to Non-U.S. Persons. Initial offers and sales of the Notes shall only be made (A) by the U.S. broker-dealer affiliates of the Initial Purchasers to persons whom the Initial Purchasers reasonably believe to be (x) qualified institutional buyers, as defined in Rule 144A (“QIBs”) or (B) to non-U.S. persons (as defined in Regulation S) outside the United States upon Regulation S.

(ii) No Directed Selling Efforts. None of the Initial Purchasers, their Affiliates or any person acting on its or their behalf, has engaged or will engage in any directed selling efforts within the meaning of Regulation S and each of the Initial Purchasers, their Affiliates and any person acting on its or their behalf has complied and will comply with the offering restrictions of Regulation S.

(iii) No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) has been or will be used in the United States in connection with the offering or sale of the Notes.

(iv) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Note acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Initial Purchaser, be a QIB or a non-U.S. person outside the United States.

(v) Restrictions on Transfer. The selling and transfer restrictions and the other provisions set forth in the Offering Memorandum under the heading “Transfer Restrictions” including, without limitation, the legend required thereby, shall apply to the Notes except as otherwise agreed by the Issuer and the Initial Purchasers.

(b) Covenants of the Issuer and the Subsidiary Guarantors. The Issuer and each Subsidiary Guarantor covenants with each Initial Purchaser as follows:

(i) Integration. The Issuer and each Subsidiary Guarantor agrees that it will not and will cause persons under its control or acting on its behalf, other than the Initial Purchasers, as to which the Issuer and the Subsidiary Guarantors do not covenant, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Issuer of any class if, as a result of the doctrine of “integration” referred to in Rule 502 of Registration D under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Notes by the Issuer to the Initial Purchasers, (ii) the resale of the Notes by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Notes by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(ii) Rule 144A Information. The Issuer and each Subsidiary Guarantor agrees that, in order to render the Notes eligible for resale pursuant to Rule 144A, while any of the Notes remain outstanding, it will make available, upon request, to any holder of Notes or prospective purchasers of Notes the information specified in Rule 144A(d)(4), unless the Issuer furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

(iii) Restriction on Repurchases. Until the expiration of one year after the later of the date of the original issuance of the Notes and the last date on which the Issuer or any of its Affiliates were the owner of Notes, neither the Issuer nor any of its subsidiaries will, and will cause persons acting on its or their behalf, other than the Initial Purchasers to which the Issuer and the Subsidiary Guarantors do not covenant, not to, resell any such Notes which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except an agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c) Resale Pursuant to Rule 903 of Regulation S or Rule 144A. Each Initial Purchaser understands that the Notes have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the 1933 Act. Each Initial Purchaser severally represents and agrees, that, except as permitted by Section 6(a) above, it has not offered and sold Notes and will not offer and sell Notes (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date upon which the offering of Notes commences and the Closing Time, only in accordance with Rule 903 of Regulation S,

Rule 144A or another applicable exemption from the registration requirements of the 1933 Act. Accordingly, neither the Initial Purchasers, their Affiliates nor any persons acting on their behalf have engaged or engage in any directed selling efforts with respect to Notes sold hereunder pursuant to Regulation S, and the Initial Purchasers, their Affiliates and any person acting on their behalf have complied and will comply with the offering restrictions of Regulation S. Each Initial Purchaser severally agrees that, at or prior to confirmation of a sale of Notes pursuant to Regulation S, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it or through it during the restricted period a confirmation or notice to substantially the following effect:

This Note has not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any jurisdiction and may not be reoffered, resold, pledged or otherwise transferred within the United States or to a U.S. person (as defined in Regulation S under the Securities Act) except pursuant to an exemption from registration under the Securities Act. The Issuer of this Note has agreed that this legend shall be deemed to have been removed on the 41st day following the later of the commencement of the offering of the Notes and the final delivery date with respect thereof.”

SECTION 7. Indemnification.

(a) Indemnification of Initial Purchasers. Each of the Issuer and the Subsidiary Guarantors will indemnify and hold harmless each Initial Purchaser, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the 1933 Act, the 1934 Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Disclosure Package as of any time, the Final Offering Memorandum (or any amendment or supplement thereto) or any Supplemental Offering Materials, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that neither the Issuer nor any Subsidiary Guarantor shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuer by any Initial Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in subsection (b) below.

(b) Indemnification of Issuer and Subsidiary Guarantors. Each Initial Purchaser will severally and not jointly indemnify and hold harmless the Issuer and the Subsidiary Guarantors and each person, if any, who controls the Issuer or the Subsidiary Guarantors within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (each, an “Initial Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Initial Purchaser Indemnified Party may become subject, under the 1933 Act, the 1934 Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Disclosure Package, the Final Offering Memorandum or in any Supplemental Offering Materials or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer by such Initial Purchasers specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Initial Purchaser Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Initial Purchaser Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that such information shall be limited to such Initial Purchaser’s name as set forth in the first sentence of the first paragraph under the sub-section “Plan of Distribution—Price Stabilization and Short Positions” in the Disclosure Package and the Final Offering Memorandum.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above hereafter, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7, as the case may be, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Control Persons. The obligations of the Issuer and the Subsidiary Guarantors under this Section 7 shall be in addition to any liability which the Issuer and the Subsidiary Guarantors may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Initial Purchaser, within the meaning of the 1933 Act; and the obligations of the Initial Purchasers under this Section 7 shall be in addition to any liability which the respective Initial Purchaser may otherwise have and shall extend, upon the same terms and conditions, to each director of the Issuer and the Subsidiary Guarantors and to each person, if any, who controls the Issuer and the Subsidiary Guarantors within the meaning of the 1933 Act.

SECTION 8. Contribution.

If the indemnification provided for in Section 7 is unavailable or insufficient to hold harmless an indemnified party under Section 7 (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 7 (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and the Initial Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer and the Subsidiary Guarantors on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuer and the Subsidiary Guarantors on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuer and the Subsidiary Guarantors bear to the total underwriting discounts and commissions received by the Initial Purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 8. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations in this Section 8 to contribute are several in proportion to their respective underwriting obligations and not joint. The Issuer, the Subsidiary Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8.

SECTION 9. Agreement among Managers.

The Initial Purchasers agree as between themselves that they will be bound by and will comply with the International Capital Market Association Standard Form Agreement Among Managers version 1, together with the New York Law Schedule (the “AAM”) as amended in the manner set out below and further agree that references in the AAM to the “Joint Lead Manager” and the “Managers” shall mean the Initial Purchasers and references in the AAM and this Agreement to the “Settlement Lead Manager” and the “Stabilising Manager” shall mean Deutsche Bank AG, Singapore Branch (or persons acting on its behalf). The Initial Purchasers agree as between themselves to amend the AAM as follows:

(a) references in the AAM to the “Commitments” shall mean, as between the Initial Purchasers only, the amounts set out in Schedule A;

(b) clause 3 shall be deemed to be deleted in its entirety;

(c) clause 4 shall be deemed to be deleted in its entirety;

(d) clause 5 shall be deemed to be deleted in its entirety and replaced with the following:

“Each Joint Lead Manager acknowledges that, in order to assist in the orderly distribution of the Securities, the Stabilising Manager may, after consultation with the other Joint Lead Managers, overallot in arranging subscriptions, sales and purchases of the Securities and may subsequently make purchases and sales of the Securities, in addition to the Purchase Percentage, in the open market or otherwise, on such terms as the Stabilising Manager deems advisable. All such purchases, sales and over-allotments shall be made in accordance with applicable law for the account of the Joint Lead Managers, and may be reallocated among the Joint Lead Managers in proportion to each Joint Lead Manager’s Purchasing Percentage; provided, however, notwithstanding the foregoing, upon consultation by the Stabilising Manager with the Joint Lead Managers, each Joint Lead Manager shall be responsible for managing its individual long or short position (the “Individual Position”) and may cover any short position, sell any long position and/or engage in hedging activity in respect of its Individual Position (collectively, the “Stabilising Activities”). Purchase Percentage means the principal amount of Securities subscribed for by a Joint Lead Manager as a ratio of the aggregate principal amount of the Securities.

Each Joint Lead Manager shall be liable for any loss, or entitled to any profit, arising from its own Stabilising Activities and, for the avoidance of doubt, no Joint Lead Manager shall be liable for such loss, or entitled to any profit, arising from the Stabilising Activities of any other Joint Lead Manager’s Individual Position. All Stabilising Activities and any gains or losses arising therefrom shall be made in accordance with applicable law. Upon the aforementioned consultation by the Stabilising Manager with the Joint Lead Managers, any Stabilising Activities may begin on or after the date on which adequate public disclosure of the terms of the offer of the Securities is made and, if begun, may be ended at any time, but in no case later than the earlier of 30 days after the issue date of the Securities and 60 days after the date of the allotment of the Securities.”

(e) clause 6(b) shall be deemed to be deleted in its entirety;

(f) clause 7 shall be deemed to be deleted in its entirety;

(g) Within 90 days of the Closing Date, the Settlement Lead Manager shall determine and pay the net commissions due to the other Initial Purchasers. The parties agree that interest earned on the aggregate net commission will be shared between the Initial Purchasers pro rata by reference to their respective Commitments;

(h) Deutsche Bank AG, Singapore Branch shall act as a representative of each of them for administrative purposes (in such capacity, the “Representative”).

Where there are any inconsistencies between this Agreement and the AAM, the terms of this Agreement shall prevail.

SECTION 10. Default of Initial Purchasers.

If any Initial Purchaser or Initial Purchasers default in their obligations to purchase Notes hereunder at the Closing Time and the aggregate number of Notes that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase does not exceed 10% of the total number of Notes that the Initial Purchasers are obligated to purchase at such Closing Time, the Representative may make arrangements satisfactory to the Issuer for the purchase of such Notes by other persons, including any of the Initial Purchasers, but if no such arrangements are made by such Closing Time, the non-defaulting Initial Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Notes that such defaulting Initial Purchasers agreed but failed to purchase at such Closing Time. If any Initial Purchaser or Initial Purchasers so default and the aggregate number of Notes with respect to which such default or defaults occur exceeds 10% of the total number of Notes that the Initial Purchasers are obligated to purchase at such Closing Time and arrangements satisfactory to the Representative and the Issuer for the purchase of such Notes by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Initial Purchaser or the Issuer, except as provided in Section 12 hereof. As used in this Agreement, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 10. Nothing herein will relieve a defaulting Initial Purchaser from liability for its default.

SECTION 11. Representations, Warranties and Agreements to Survive Delivery.

All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Issuer or any of the Subsidiary Guarantors submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or controlling person, or by or on behalf of the Issuer or any Subsidiary Guarantor, and shall survive delivery of the Notes to the Initial Purchasers.

SECTION 12. Termination of Agreement.

(a) Termination; General. Prior to the Closing Time, this Agreement may be terminated by the Initial Purchasers by notice given to the Issuer if at any time: (i) trading in securities generally on the New York Stock Exchange, NASDAQ, the Hong Kong Stock Exchange, the London Stock Exchange or the SGX-ST shall have been suspended or materially limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or the SGX-ST, or maximum ranges for prices shall have been required by any of said exchanges or by such system or by order of the Commission or any other governmental authority in the United States or otherwise or a material disruption has occurred in commercial banking or securities, settlement or clearance services with respect to DTC in the United States or with respect to Euroclear and Clearstream, Luxembourg in Europe; (ii) a general banking moratorium shall have been declared by any of federal, New York, Cayman Islands, Macau, Hong Kong, Singapore or European authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions or currency exchange rates or exchange controls, in each case the effect of which is such as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to market the Notes in the manner and on the terms described in the Offering Memorandum or to enforce contracts for the sale of the Notes; (iv) in the judgment of the Initial Purchasers there shall have occurred any Material Adverse Change; or (v) the Issuer and its subsidiaries shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Initial Purchasers may interfere materially with the conduct of the business and operations of the Issuer and its subsidiaries taken as a whole regardless of whether or not such loss shall have been insured. Any termination pursuant to this Section 12 shall be without liability on the part of (i) the Issuer or any Subsidiary Guarantor to any Initial Purchaser, except that the Issuer shall be obligated to reimburse the expenses of the Initial Purchasers pursuant to Section 13 hereof, (ii) any Initial Purchaser to the Issuer or any Subsidiary Guarantor or (iii) any party hereto to any other party except that the provisions of Section 7 and Section 8 shall at all times be effective and shall survive such termination.

(b) Liabilities. If this Agreement is terminated pursuant to this Section 12, such termination shall be without liability of any party to any other party, and provided further that Sections 1, 7, 8 and 13 shall survive such termination and remain in full force and effect.

SECTION 13. Reimbursement of Initial Purchasers’ Expenses.

If this Agreement is terminated by the Initial Purchasers pursuant to Section 5 or Section 12 hereof, including if the sale to the Initial Purchasers of the Notes on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Issuer or the Subsidiary Guarantors to perform any agreement herein or to comply with any provision hereof, the Issuer agrees to reimburse the Initial Purchasers (or such Initial Purchasers as have terminated this Agreement with respect to themselves), severally, upon demand for all reasonable expenses as set forth in the Expense Side Letter.

SECTION 14. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if mailed, delivered or transmitted by telefax at the address set forth below:

(a)	if to the Initial Purchasers:

c/o the Representative,

Deutsche Bank AG, Singapore Branch,

One Raffles Quay

#17-00 South Tower

Singapore 048583

Telephone : +65 6423 5342

Attention: Global Risk Syndicate

Facsimile: +65 6883 1769

if to the Issuer:

MCE Finance Limited

190 Elgin Avenue, George Town

Grand Cayman KY1-9005

Cayman Islands

c/o Melco Crown Entertainment Limited

36/F, The Centrium

60 Wyndham Street

Central, Hong Kong

Telephone: 852 2598 3600

Attention: Company Secretary

Facsimile: 852 2537 3818

SECTION 15. Parties.

This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Issuer, the Subsidiary Guarantors and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers, the Issuer and the Subsidiary Guarantors and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers, the Issuer, the Subsidiary Guarantors and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. Counterparts.

This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 17. Absence of Fiduciary Relationship. Each of the Issuer and the Subsidiary Guarantors acknowledges and agrees that:

(a) No Other Relationship. The Initial Purchasers have been retained solely to act as the initial purchasers of the Notes and that no fiduciary, advisory or agency relationship between the Issuer and the Subsidiary Guarantors and the Initial Purchasers has been created in respect of any of the transactions contemplated by this Agreement, the Disclosure Package or the Final Offering Memorandum, irrespective of whether the Initial Purchasers have advised or are advising the Issuer or the Subsidiary Guarantors on other matters;

(b) Arms’ Length Negotiations. The price of the Notes set forth in this Agreement was established by the Issuer and the Subsidiary Guarantors following discussions and arms-length negotiations with the Initial Purchasers and each of the Issuer and the Subsidiary Guarantors is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. Each of the Issuer and the Subsidiary Guarantors has been advised that the Initial Purchasers and their affiliates are engaged in a broad range of transactions which may involve interests that differ from or conflict with those of the Issuer and the Subsidiary Guarantors and that the Initial Purchasers have no obligation to disclose such interests and transactions to the Issuer and the Subsidiary Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. Each of the Issuer and the Subsidiary Guarantors waives, to the fullest extent permitted by law, any claims it may have against the Initial Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Initial Purchasers shall have no liability (whether direct or indirect) to the Issuer and the Subsidiary Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Issuer and the Subsidiary Guarantors, including shareholders, employees or creditors of the Issuer and the Subsidiary Guarantors.

SECTION 18. Waiver of Immunity.

To the extent that the Issuer and each Subsidiary Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuer and each Subsidiary Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

SECTION 19. Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

Each of the Issuer and the Subsidiary Guarantors hereby submits to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Issuer and the Subsidiary Guarantors irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in federal and state courts in the Borough of Manhattan in the City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Each of the Issuer and the Subsidiary Guarantors irrevocably appoints Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as its authorized agent in the Borough of Manhattan in the City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Issuer and the Subsidiary Guarantors by the person serving the same to the address provided in Section 14, shall be deemed in every respect effective service of process upon the Issuer and the Subsidiary Guarantors in any such suit or proceeding. Each of the Issuer and the Subsidiary Guarantors further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of nine years from the date of this Agreement.

The obligations of the Issuer and the Subsidiary Guarantors pursuant to this Agreement in respect of any sum due to any Initial Purchaser shall, notwithstanding any judgment in a currency other than U.S. dollars, not be discharged until the first business day, following receipt by such Initial Purchaser of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Initial Purchaser may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to such Initial Purchaser hereunder, the Issuer and the Subsidiary Guarantors agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Initial Purchaser against such loss. If the U.S. dollars so purchased are greater than the sum originally due to such Initial Purchaser hereunder, such Initial Purchaser agrees to pay to the Issuer and the Subsidiary Guarantors an amount equal to the excess of the dollars so purchased over the sum originally due to such Initial Purchaser hereunder.

SECTION 20. Waiver of Jury Trial. Each party hereto hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or the subject matter hereof. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This Section 20 has been fully discussed by each of the parties hereto and these provisions shall not be subject to any exceptions. Each party hereto hereby further warrants and represents that such party has reviewed this waiver with its legal counsel, and that such party knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or modifications to (or assignments of) this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial (without a jury) by the court.

SECTION 21. Effect of Headings.

The section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Pages to Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Issuer a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between each of the Initial Purchasers and the Issuer and each of the Subsidiary Guarantors in accordance with its terms.

Very truly yours,

The Issuer

MCE FINANCE LIMITED

By
Name:
Title:

Subsidiary Guarantor

MELCO CROWN GAMING (MACAU) LIMITED

By
Name:
Title:

Subsidiary Guarantor

MPEL INTERNATIONAL LIMITED

By
Name:
Title:

Subsidiary Guarantor

ALTIRA HOTEL LIMITED

By
Name:
Title

Subsidiary Guarantor

ALTIRA DEVELOPMENTS LIMITED

By
Name:
Title:

Subsidiary Guarantor

MELCO CROWN (COD) HOTELS LIMITED

By
Name:
Title:

Subsidiary Guarantor

MELCO CROWN (COD) DEVELOPMENTS LIMITED

By
Name:
Title:

Subsidiary Guarantor

MELCO CROWN (CAFE) LIMITED

By
Name:
Title:

Subsidiary Guarantor

GOLDEN FUTURE (MANAGEMENT SERVICES) LIMITED

By
Name:
Title:

Subsidiary Guarantor

MELCO CROWN HOSPITALITY AND SERVICES LIMITED

By
Name:
Title:

Subsidiary Guarantor

MELCO CROWN (COD) RETAIL SERVICES LIMITED

By
Name:
Title:

Subsidiary Guarantor

MELCO CROWN (COD) VENTURES LIMITED

By
Name:
Title:

Subsidiary Guarantor

COD THEATRE LIMITED

By
Name:
Title:

Subsidiary Guarantor

MELCO CROWN COD (HR) HOTEL LIMITED

By
Name:
Title:

Subsidiary Guarantor

MELCO CROWN COD (CT) HOTEL LIMITED

By
Name:
Title:

Subsidiary Guarantor

MELCO CROWN COD (GH) HOTEL LIMITED

By
Name:
Title:

The foregoing Agreement is hereby confirmed and accepted as of the date first above written:

DEUTSCHE BANK AG, SINGAPORE BRANCH

By
Name:
Title:

By
Name:
Title:

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By
Name:
Title:

By
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By
Name:
Title:

MERRILL LYNCH INTERNATIONAL

By
Name:
Title:

SCHEDULE A

Name of Initial Purchaser	Principal Amount of Securities
Deutsche Bank AG, Singapore Branch	$400,000,000
Australia and New Zealand Banking Group Limited	$200,000,000
Citigroup Global Markets Inc.	$200,000,000
Merrill Lynch International	$200,000,000

Total	$1,000,000,000

SCHEDULE B

SUBSIDIARY GUARANTORS

Melco Crown Gaming (Macau) Limited

MPEL International Limited

Altira Hotel Limited

Altira Developments Limited

Melco Crown (COD) Hotels Limited

Melco Crown (COD) Developments Limited

Melco Crown (Cafe) Limited

Golden Future (Management Services) Limited

Melco Crown Hospitality and Services Limited

Melco Crown (COD) Retail Services Limited

Melco Crown (COD) Ventures Limited

COD Theatre Limited

Melco Crown COD (HR) Hotel Limited

Melco Crown COD (CT) Hotel Limited

Melco Crown COD (GH) Hotel Limited

SCHEDULE C

SUBSIDIARIES OF THE ISSUER

MPEL International Limited

Melco Crown Gaming (Macau) Limited

MPEL Investments Limited

Altira Hotel Limited

Altira Developments Limited

Melco Crown (COD) Hotels Limited

Melco Crown (COD) Developments Limited

Melco Crown (Cafe) Limited

Golden Future (Management Services) Limited

Melco Crown Hospitality and Services Limited

Melco Crown (COD) Retail Services Limited

Melco Crown (COD) Ventures Limited

COD Theatre Limited

Melco Crown COD (HR) Hotel Limited

Melco Crown COD (CT) Hotel Limited

Melco Crown COD (GH) Hotel Limited

MPEL Nominee One Limited

MPEL Nominee Two Limited

MPEL Nominee Three Limited

Melco Crown (Macau Peninsula) Hotel Limited

Melco Crown (Macau Peninsula) Developments Limited

SCHEDULE D

PRICING SUPPLEMENT

EXHIBIT A

OPINION OF U.S. COUNSEL FOR THE ISSUER AND THE SUBSIDIARY GUARANTORS

Subject to the foregoing and the other matters set forth herein, as of the date hereof:

1. The Purchase Agreement has been duly executed and delivered by the Company and each of the Guarantors.

2. The Indenture has been duly executed and delivered by the Company, and is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

3. The Indenture has been duly executed and delivered by each of the Guarantors. The Indenture, including the Guarantee contained therein, is the legally valid and binding agreement of each of the Guarantors, enforceable against each of them in accordance with its terms.

4. The Notes, when executed, issued and authenticated in accordance with the terms of the Indenture and delivered to and paid for by you in accordance with the terms of the Purchase Agreement, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. The execution and delivery of the Purchase Agreement and the Operative Documents and the issuance and sale of the Notes pursuant to the Purchase Agreement do not on the date hereof:

(i) result in the breach of or a default under the 2018 Notes Indenture;

(ii) violate any federal or New York statute, rule or regulation applicable to the Company or the Guarantors; or

(iii) require any consents, approvals, or authorizations to be obtained by the Company or the Guarantors from, or any registrations, declarations or filings to be made by the Company or the Guarantors with, any governmental authority under any federal or New York statute, rule or regulation applicable to the Company or the Guarantors.

6. Pursuant to Sections [19] of the Purchase Agreement and pursuant to Section [•] of the Indenture and subject to mandatory choice of law and jurisdiction rules and constitutional limitations, under the laws of the State of New York, the Company and each of the Guarantors has validly (i) chosen New York law to govern its rights and duties under the Purchase Agreement and each Operative Document to which it is a party, (ii) submitted to the personal jurisdiction of courts of the State of New York and of U.S. federal courts located in the Borough of Manhattan, The City of New York in connection with an action or proceeding arising out of or related to the Purchase Agreement or the Operative Documents to which it is a party, (iii) to the extent permitted by law, waived any objection to the venue of a proceeding in any such court and (iv) appointed [Law Debenture Corporate Services Inc.] as its initial authorized agent for the purpose described in Section [19] of the Purchase Agreement and Section [•] of the Indenture.

7. The statements set forth in the Preliminary Offering Memorandum and Offering Memorandum under the caption “Description of the Notes,” insofar as they purport to constitute a summary of the terms of the Notes and the Guarantees, and under the caption “Plan of Distribution,” insofar as they purport to describe or summarize (i) certain provisions of the documents governed by the laws of the State of New York or (ii) U.S. federal laws referred to therein, are accurate descriptions or summaries in all material respects.

8. No registration of the Notes or the Guarantees under the Securities Act of 1933, as amended, and no qualification of the Indenture under the Trust Indenture Act of 1939, as amended, is required for the offer and sale of the Notes by the Company or the provision of the Guarantees by the Guarantors in the manner contemplated by the Purchase Agreement and the Offering Memorandum. We express no opinion, however, as to when or under what circumstances any Notes initially sold by you may be reoffered or resold.

9. None of the Company and the Guarantors is, and immediately after giving effect to the sale of the Notes in accordance with the Purchase Agreement and the application of the proceeds as described in the Offering Memorandum under the caption “Use of Proceeds,” will be required to be, registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

EXHIBIT B

OPINION OF CAYMAN ISLANDS COUNSEL FOR THE ISSUER

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	Each of the Companies is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands. Each Company can sue and be sued in its own name under the laws of the Cayman Islands.

2.	Each of the Companies has full corporate power and authority to execute and deliver the Documents to which it is a party and to perform its obligations under the Documents.

3.	The Documents to which each of the Companies is a party have been duly authorised and executed and, when delivered by each of the Companies, will constitute the legal, valid and binding obligations of each Company enforceable in accordance with their respective terms.

4.	The execution, delivery and performance of the Documents to which each of the Companies is a party, the consummation of the transactions contemplated thereby and the compliance by each of the Companies with the terms and provisions thereof do not:

(a)	contravene any law, public rule or regulation of the Cayman Islands applicable to each of the Companies which is currently in force; or

(b)	contravene the Memorandum and Articles of Association of each of the Companies.

5.	Neither:

(a)	the execution, delivery or performance of any of the Documents to which either of the Companies is a party; nor

(b)	the consummation or performance of any of the transactions contemplated thereby by either of the Companies,

requires the consent or approval of, the giving of notice to, or the filing or registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency which if not obtained or made, would affect the validity, enforceability or subject to qualification 2 in Schedule 3, admissibility in evidence of the Documents.

6.	The law chosen in each of the Documents to which any of the Companies is a party to govern its interpretation would be upheld as a valid choice of law in any action on that Document in the courts of the Cayman Islands (the “Courts” and each a “Court”).

7.	Save as set out in qualification 2 in Schedule 3, there are no stamp duties, income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the execution, delivery and performance by the Companies of the transactions contemplated in the Documents, enforcement or admissibility in evidence of the Documents or on any payment to be made by any of the Companies or any other person pursuant to the Documents. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

8.	None of the parties to the Documents and no holder of the Notes is or will be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, delivery, performance or enforcement of the Documents to which any of them is party or the holding of the Notes as the case may be.

9.	A judgment obtained in a foreign court (other than certain judgments of a superior court of any state of the Commonwealth of Australia) will be recognised and enforced in the Courts without any re-examination of the merits at common law, by an action commenced on the foreign judgment in the Grand Court of the Cayman Islands (the “Grand Court”), where the judgment:

(a)	is final and conclusive;

(b)	is one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules;

(c)	is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-money relief (following Bandone Sdn Bhd v Sol Properties Inc. [2008] CILR 301); and

(d)	was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

10.	It is not necessary under the laws of the Cayman Islands that any of the Documents be filed, enrolled, registered or recorded with any governmental authority or agency or in any public office or elsewhere in the Cayman Islands in order to ensure the legality, validity or enforceability or (subject to the payment of stamp duties mentioned in Qualification 2 in Schedule 3) admission of evidence of any of the Documents.

11.	It is not necessary under the laws of the Cayman Islands:

(a)	in order to enable any party to any of the Documents to enforce their rights under the Documents; or

(b)	solely by reason of the execution, delivery and performance of the Documents,

that any party to any of the Documents should be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands or any other political subdivision thereof.

12.	Based solely upon our examination of the Register of Writs and other Originating Process of the Grand Court (the “Court Register”) on [Date] (the “Search Date”), we confirm that, as at 9.00am on the Search Date (the “Search Time”), there are no actions, suits or proceedings pending against any of the Companies before the Grand Court and no steps have been, or are being, taken compulsorily to wind up any of the Companies.

13.	In each Document which contains a provision pursuant to which any of the Companies agree to submit to the jurisdiction of the courts specified therein, such Company has executed an effective submission to the jurisdiction of such courts. The appointment of Law Debenture Corporate Services Inc. as an agent to accept service of process in such jurisdiction pursuant to the Documents is legal, valid and binding on that Company.

14.	Each of the Companies is subject to civil and commercial law with respect to its obligations under the Documents and neither the Companies nor any of their respective assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the Courts in proceedings against any of the Companies in respect of any obligations under the Documents, which obligations constitute private and commercial acts rather than governmental or public acts.

15.	A judgment of the Courts may be expressed in a currency other than Cayman Islands dollars.

16.	On a liquidation of any of the Companies, claims against such Company under any of the Documents to which it is party will rank at least pari passu with the claims of all other unsecured creditors (other than those preferred by law).

17.	In the event of an insolvency, liquidation, bankruptcy or reorganisation affecting any of the Companies, no liquidator, creditor or other person would be able to set aside any disposition of property effected by such Company pursuant to the Documents.

18.	There are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the Cayman Islands.

19.	The consummation of the transactions in the manner contemplated by the Documents will not result in the Initial Purchasers (as defined in Schedule 1) being subject to any legal requirements of registration or filing of the Documents with any authority in the Cayman Islands.

20.	The duties and obligations of the Trustee (as defined in Schedule 1) would, as a matter of the provisions of the laws of the Cayman Islands relating to conflicts of laws, be determined solely by reference to New York law. There are no provisions in the laws of the Cayman Islands which will impose duties on the Trustee or modify the trust relationships between the Trustee and the holders of the Notes established pursuant to the Indenture (as defined in Schedule 1).

21.	The statements in the Offering Memorandum (as defined in Schedule 1) which deal with (a) the incorporation and legal status of the Company, in the sections headed [“Risk Factors”, “Enforcement of Civil Liabilities”, “Regulation”, “Management”]; and which deal with (b) legal consideration, in the sections headed [“Taxation-Certain Cayman Islands Tax Considerations” and “Plan of Distribution – Cayman Islands”], insofar and to the extent that they constitute a summary or description of the law and regulations of the Cayman Islands, are true and correct in all material respects.

EXHIBIT C

OPINION OF MACAU COUNSEL FOR THE ISSUER

Based upon and subject to the foregoing and subject to the qualifications set out below and to any other matters which may not have been disclosed to us, we are of the opinion that:

(a)	Each of the Macau Companies is duly incorporated and duly organized as a company and is validly existing under the laws of the Macau SAR; each of such entity has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as described in the Final Offering Memorandum and the Disclosure Package (as such term is defined in the Purchase Agreement) in accordance with such entity’s Memorandum and Articles of Association.

(b)	Melco Crown Gaming (Macau) Limited (formerly, Melco PBL Gaming (Macau) Limited) holds a gaming subconcession and is authorized by the Macau government to operate games of fortune and chance and other games in casino in the Macau SAR. To our knowledge after due inquiry, we are not aware of any breach or non-compliance by Melco Crown Gaming (Macau) Limited of any agreement or provisions of the laws of the Macau SAR that may adversely affect its right to operate games of fortune and chance and other games in casino in the Macau SAR.

(c)	Each of the Macau Companies is in good standing (meaning so far as the registrar of companies in the Macau SAR is aware, it has not failed to make any filing with such registrar or to pay any fee to such registrar which might make it liable to be struck off the register of companies by such registrar) and has the status of a Macanese legal person and is capable of being sued.

(d)	Altira Developments Limited is the lessee of a plot of land designated as Lote BT17, registered with the Macau Real Estate Property Registry under no. 23193, located in the Macau SAR at Avenida de Kwong Tung, s/n, Freguesia de Nossa Senhora do Carmo (Taipa), Taipa pursuant to the land concession granted under order of the Secretary for Transport and Public Works no. 20/2006, published in the Macau Official Gazette no. 9, II Series, of 1st March 2006 (hereinafter the “Altira Land Grant Concession”), free and clear of all liens, encumbrances and title defects except such as are described in the Final Offering Memorandum and the Disclosure Package or such as do not materially affect the value of such property and do not interfere with the uses made and proposed to be made of such property by it; and to the best of our knowledge, no default (or event which with notice or lapse of time, or both, would constitute such a default) by Altira Developments Limited has occurred and is continuing under the Altira Land Grant Concession; there are no grounds for rescission, avoidance or repudiation of any of such Altira Land Grant Concession and no notice of termination or of intention to terminate has been received in respect thereof, with such exceptions as are not material and do not interfere with the uses made or proposed to be made by Altira Developments Limited.

(e)	Melco Crown (COD) Developments Limited is the lessee of a plot of land registered with the Macau Real Estate Property Registry under no. 23243, located in Taipa, near Estrada do Istmo, in the reclaimed area between Taipa and Coloane, Macau SAR pursuant to the land concession granted under order of the Secretary for Transport and Public Works no. 25/2008, published in the Macau Official Gazette no. 33, II Series, of 13 August 2008, as amended by order of the Secretary for Transport and Public works no. 45/2010, of 2 September 2010, published in the Macau Official Gazette no. 37, II Series, of 15 September 2010 (hereinafter the “COD Land Grant Concession”), free and clear of all liens, encumbrances and title defects except such as are described in the Final Offering Memorandum and the Disclosure Package or such as do not materially affect the value of such property and do not interfere with the uses made and proposed to be made of such property by it; and to the best of our knowledge, no default (or event which with notice or lapse of time, or both, would constitute such a default) by Melco Crown (COD) Developments Limited has occurred and is continuing under the COD Land Grant Concession; there are no grounds for rescission, avoidance or repudiation of any of such COD Land Grant Concession and no notice of termination or of intention to terminate has been received in respect thereof, with such exceptions as are not material and do not interfere with the uses made or proposed to be made by Melco Crown (COD) Developments Limited.

(f)	Each of the Macau Companies have each the power, capacity and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party and all necessary corporate and other action has been taken to enable it validly to execute and deliver, and perform its obligations under, such Transaction Documents.

(g)	The obligations of each of the Macau Companies under the Transaction Documents to which each of them is a party are enforceable against each of the Macau Companies in accordance with their respective terms.

(h)	The transactions contemplated in the Transaction Documents to which each of the Macau Companies is a party fall within the scope of its memorandum and articles of association.

(i)	The execution and delivery of the Indenture by the parties thereto, the execution and delivery of the Purchase Agreement by the Subsidiary Guarantors and the performance by the Subsidiary Guarantors of each of their obligations under the Indenture, the Purchase Agreement, the payment of any amount under the Indenture, the Purchase Agreement, the issuance and sale of the Notes by the Company as described in the Final Offering Memorandum and the Disclosure Package (i) do not, and will not, violate any Macau SAR statute, rule or regulation which, in our experience, is normally applicable to transactions of the type contemplated by the Indenture, the Purchase Agreement, (ii) do not, and will not, breach or otherwise violate any existing obligation of or restriction on the Subsidiary Guarantors under any order, judgment or decree of any Macau SAR court or governmental authority binding on the Subsidiary Guarantors and (iii) do not, and will not, result in the breach of or a default under any agreement that is known to such counsel and that is governed by Macau law and to which the Company or any of its subsidiaries is a party or by which its properties are bound, including, without limitation, the Major Macau Documents.

“Major Macau Documents” means the following:

(i) Subconcession Agreement (including all exhibits thereto) which consists of the contract for the operation of games of chance and other casino games in the Macau SAR dated 8 September 2006 and entered into by Wynn Resorts (Macau), Limited (“Wynn Macau”) and Melco Crown Gaming (Macau) Limited together with the following letters: (i) letter dated 8 September 2006 from the Government of the Macau SAR addressed to Melco Crown Gaming (Macau) Limited and copied to Wynn Macau with regard to the confirmation by the Government of the Macau SAR of the contract referred to above; (ii) letter dated 8 September 2006 from Melco Crown Gaming (Macau) Limited addressed to the Government of the Macau SAR, with regard to the confirmation of the rights and obligations of Melco Crown Gaming (Macau) Limited towards the Government of the Macau SAR, and (iii) letter dated 8 September 2006 from the Government of the Macau SAR addressed to Melco Crown Gaming (Macau) Limited with regard to the confirmation of the rights and obligations of the Government of the Macau SAR towards Melco Crown Gaming (Macau) Limited;

(ii) Subconcession Bank Guarantee no.269/2006 issued by Banco Nacional Ultramarino, S.A. on 6 September 2006, at the request of Melco Crown Gaming (Macau) Limited;

(iii) Letter dated December 15, 2006 in connection with the appointment of Mr. Lawrence Ho as the managing director of Melco Crown Gaming (Macau) Limited;

(iv) Sale and Purchase Agreement dated September 21, 2006 between Mocha Slot Group Limited and Melco Crown Gaming (Macau) Limited;

(v) Letter Agreement in relation to the termination of the Mocha Service Agreement dated March 15, 2006 among Mocha Slot Group Limited, Mocha Slot Management Limited, Sociedade de Jogos de Macau, S.A. and Melco International Development Limited;

(vi) Agreement dated March 17, 2005 relating to the transfer of 30% shareholding in Altira Developments Limited from Sociedade de Turismo e Diversões de Macau, S.A., to Melco International Development Limited and Melco Entertainment Limited;

(vii) Altira Land Grant Concession (order of the Secretary for Transport and Public Works no. 20/2006, published in the Macau Official Gazette no. 9, II Series, of March 1, 2006); and

(viii) COD Land Grant Concession (order of the Secretary for Transport and Public Works no. 25/2008, published in the Macau Official Gazette no. 33, II Series, of August 13, 2008, as amended by order of the Secretary for Transport and Public works no. 45/2010, of 2 September 2010, published in the Macau Official Gazette no. 37, II Series, of 15 September 2010).

(j)	No authorization by the government of the Macau SAR is required for the execution and delivery of the Indenture, the Purchase Agreement, the performance by the Subsidiary Guarantors of any obligation under the Indenture, the Purchase Agreement and the performance by the Subsidiary Guarantors of any of its obligations, the payment of any amount under the Indenture, the Purchase Agreement by the Subsidiary Guarantors and the issue of the Notes by the Company as in the manner described in the Final Offering Memorandum and the Disclosure Package or the consummation of the transactions contemplated by the Indenture, the Purchase Agreement.

(k)	As of the date of this opinion, as a matter of the provisions of the laws of Macau SAR, no approvals, licences, consents, permits, authorisations, registrations or filings are required to ensure the legality, validity, enforceability and the admissibility in evidence of the Transaction Documents and the transactions contemplated therein.

(l)	The Initial Purchasers are not and will not become (or be deemed to have become) resident, domiciled, engaged in the carrying on of business or subject to taxation in the Macau SAR by reason only of the negotiation, preparation, execution, delivery, performance or enforcement of or receipt of all or any payment(s) under all or any of the Transaction Documents.

(m)	It is not necessary for the Initial Purchasers to establish a place of business (or be licensed, qualified or otherwise entitled to carry on business) in the Macau SAR or to meet any other criteria applicable under the laws of the Macau SAR for the entry into, performance or enforcement of all or any of the Transaction Documents.

(n)	The duties and obligations of the Trustee (as referred to in the Indenture) would, as a matter of the provisions of the laws of Macau SAR relating to conflicts of laws, be determined solely by reference to New York law. There are no provisions in the laws of Macau SAR which will impose duties on the Trustee or modify the trust relationship between the Trustee and the holders of the Notes established pursuant to the Indenture.

(o)	The statements in the Final Offering Memorandum and the Disclosure Package reproduced in Annex II of this opinion, insofar as such statements summarize provisions of the laws of the Macau SAR and the Subconcession Agreement, are accurate and fair descriptions and summaries in all material respects.

(p)	No stamp registration or similar tax is required to be paid in the Macau SAR on the execution of, or otherwise in respect of, the Indenture, the Purchase Agreement and the Subordination Agreement and no withholding or other deduction on account of any Macau SAR tax is payable by or on behalf of the Initial Purchasers to any taxing authority in the Macau SAR in connection with the execution and delivery of the Indenture, the Purchase Agreement and the Subordination Agreement by the Company and the Subsidiary Guarantors and the consummation of the transactions contemplated thereunder, the issuance of the Notes in the manner described in the Final Offering Memorandum and the Disclosure Package.

(q)	The choice of New York law to govern the Indenture, the Purchase Agreement and the Subordination Agreement is a valid choice of law and will be recognized and applied by the courts of the Macau SAR provided that the parties had a reasonable interest in such choice of law and that there are no reasons for avoiding such choice of law on the grounds of public policy.

(r)	The submission to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in the City of New York (each a “New York Court”), the appointment of Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th floor, New York, New York 10017 as an agent for service of process in New York, the waiver by the Company, MPEL International Limited and the Subsidiary Guarantors of any objection to the venue of a proceeding in a New York court, pursuant to the Indenture, the Purchase Agreement and the Subordination Agreement in any action or proceedings based on or arising under the Indenture, the Purchase Agreement and the Subordination Agreement is legal, valid and binding on the Company, MPEL International Limited or the Subsidiary Guarantors, as the case may be, assuming that the same is true under the governing law of the Indenture, the Purchase Agreement and the Subordination Agreement and under the laws of the Cayman Islands.

(s)	All dividends and other distributions declared and payable on the shares of the Macau Companies may under the current laws and regulations of the Macau SAR be paid to their respective shareholders, and where they are to be paid from the Macau SAR, are freely transferable out of the Macau SAR; there is no exchange control legislation under the laws of the Macau SAR and accordingly there are no exchange control regulations imposed under the laws of the Macau SAR.

(t)	Although there is no statutory enforcement in the Macau SAR of judgments obtained in New York, the courts of the Macau SAR will recognize and enforce a judgment of a foreign court of competent jurisdiction in respect of any legal suit or proceeding arising out of or relating to the Transaction Documents without retrial on the merits provided that (1) such court had jurisdiction in the matter and the defendant either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; (2) due process was observed by such court, with equal treatment given to both parties to the action, and the defendant had the opportunity to submit a defense; (3) the judgment given by such court was not in respect of penalties, taxes, fines or similar fiscal or tax revenue obligations; (4) in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court; (5) recognition or enforcement of the judgment in Macau would not be contrary to public policy; (6) the proceedings pursuant to which judgment was obtained were not contrary to natural justice; and (7) any interest charged to the defendant does not exceed three times the official interest rate, which is currently 9.75% per annum, over the outstanding payment (whether of principal, interest fees or other amounts) due.

(u)	To our knowledge, there are no material actions or petitions pending against the Macau Companies in the courts of the Macau SAR as at close of business in the Macau SAR on [•] 2013.

(v)	None of the Macau Companies is entitled to any immunity under the laws of the Macau SAR whether characterized as sovereign immunity or otherwise for any legal proceedings in the Macau SAR to enforce or to collect upon the Transaction Documents; the waiver by the Macau Companies to immunity is a valid and binding obligation of such companies under the laws of the Macau SAR.

(w)	The indemnification and contribution provisions set forth in the Indenture, the Purchase Agreement and the Subordination Agreement do not contravene the public policy or laws of Macau.

(x)	We have no reason to believe that the Final Offering Memorandum and the Disclosure Package or any amendment or supplement thereto (other than the financial statements and related schedules and other financial data derived from the financial statements and related schedules contained therein or omitted therefrom), as of their respective issue dates or as of the Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; we have no reason to believe either the Final Offering Memorandum or the Disclosure Package (other than the financial statements and related schedules and other financial data derived from the financial statements and related schedules contained therein or omitted therefrom), as of the Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

EXHIBIT D

OPINION OF COUNSEL FOR THE ISSUER AS TO ENGLISH LAW MATTERS

On the assumptions set out in paragraph 5 (Assumptions) above, subject to the further qualifications set out in paragraph 7 (Qualifications) below and subject to any matters not disclosed to us, the execution by each Subsidiary Guarantor of each Operative Document to which it is party and the performance of its obligations under those Operative Documents will not breach the terms of the Senior Facilities Agreement.